Exhibit (a)(5)

Offer to Purchase

All Outstanding Shares of

Class A Common Stock of

Digex, Incorporated

at

$0.80 Net Per Share

by

WorldCom, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 24, 2003 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

August 27, 2003

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 27, 2003 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by WorldCom, Inc., a Georgia corporation (“MCI”), to purchase all outstanding shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of Digex, Incorporated, a Delaware corporation (“Digex”), at a purchase price of $0.80 per share, net to you in cash (such amount, or any greater amount per share of Class A Common Stock paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are the holder of record of shares of Class A Common Stock held for your account. A tender of such shares of Class A Common Stock can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Class A Common Stock held by us for your account.

We request instructions as to whether you wish us to tender any or all of the shares of Class A Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The Offer Price is $0.80 per share of Class A Common Stock, net to you in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

2. The Offer is being made for all outstanding shares of Class A Common Stock.

3. A Special Committee of the Board of Directors of Digex, comprised of directors independent of MCI, has (a) determined that the Offer is fair to and in the best interests of the unaffiliated holders of Class A Common Stock of Digex and (b) recommends acceptance of the Offer by the holders of Class A Common Stock of Digex.

4. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, September 24, 2003, unless the Offer is extended.

5. The Offer is conditioned upon a minimum number of shares of Class A Common Stock being tendered. The Offer is subject to certain conditions set forth in the Offer to Purchase. See the sections of the Offer to Purchase titled “THE TENDER OFFER—1. Terms of the Offer; Expiration Date” and “THE TENDER OFFER—11. Certain Conditions to the Offer.”

6. Any stock transfer taxes applicable to the sale of shares of Class A Common Stock to MCI pursuant to the Offer will be paid by MCI, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Except as disclosed in the Offer to Purchase, MCI is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If MCI becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares of Class A Common Stock pursuant thereto, MCI will make a good faith effort to comply with such state statute. If, after such good faith effort, MCI cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Class A Common Stock in such state. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of MCI by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your shares of Class A Common Stock, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares of Class A Common Stock, all such shares of Class A Common Stock will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

of

Digex, Incorporated

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 27, 2003 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by WorldCom, Inc., a Georgia corporation, to purchase all outstanding shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of Digex, Incorporated, a Delaware corporation, at a price of $0.80 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

This will instruct you to tender the number of shares of Class A Common Stock indicated below (or if no number is indicated below, all shares of Class A Common Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of shares of Class A Common Stock to Be Tendered*

Dated: , 2003
Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone Number

Tax ID or Social Security Number

*	Unless otherwise indicated, it will be assumed that all shares of Class A Common Stock held by us for your account are to be tendered.